Exhibit 99.1

June 20, 2016

Argan, Inc.’s Wholly Owned Subsidiary Gemma Power Systems Completes Two Major Pennsylvania Power Projects

Rockville, Md.  —  Argan, Inc. (NYSE: AGX) announced today that its wholly owned subsidiary, Gemma Power Systems, LLC (“GPS”), has achieved Substantial Completion for both the Panda Liberty and Panda Patriot combined cycle power projects in Pennsylvania.

The twin 829 MW projects located in Bradford and Lycoming County, Pennsylvania, are state-of-the-art natural gas-fired facilities that will provide clean, reliable electric power to more than two million homes. These facilities were the first projects to be designed and sited specifically to capitalize on the Marcellus Shale natural gas formation in Pennsylvania.

As previously reported with the Company’s first quarter earnings, Panda Liberty achieved substantial completion in April 2016. The Company can now report that its twin project, Panda Patriot, achieved substantial completion on June 14, 2016.  Substantial Completion means the facility has been turned over to the owner for commercial operation.

GPS, through a joint venture with The Lane Construction Corporation (“Lane”), was the Engineering-Procurement-Construction contractor for the projects.

“I want to recognize and thank all of the dedicated and creative men and women of GPS and Lane who worked tirelessly on these complex projects and delivered two world class projects to Panda Power Funds,” said William F. Griffin, Jr., GPS Chief Executive Officer.

“We also congratulate Panda Power Funds on adding two clean, highly efficient power projects to their growing portfolio,” Griffin said.  “We appreciate the opportunity Panda gave us to again demonstrate our capabilities as we answer the challenge of building complex energy projects,” he said.

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry including the engineering, procurement and construction of gas-fired and biomass-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns Southern Maryland Cable, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the continued strong performance of our power industry services business; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the Company’s ability to achieve its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	David Watson
301.315.0027	301.315.0027